Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SHOULDERUP TECHNOLOGY ACQUISITION CORP

ShoulderUp Technology Acquisition Corp., a corporation organized and existing under the by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.	The name of the corporation is ShoulderUp Technology Acquisition Corp. The corporation was originally incorporated pursuant to the DGCL on May 20, 2021, under the name of ShoulderUp Technology Acquisition Corp.

2.	The date of filing of the corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was May 20, 2021, and the date of filing the corporation’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware was November 19, 2021.

3.	The Board of Directors of the corporation has duly adopted resolutions setting forth proposed amendments to the Certificate of Incorporation of the corporation (as amended and restated prior to the date hereof), declaring said amendment to be advisable and in the best interests of the corporation and its stockholders and authorizing the appropriate officers of the corporation to solicit the consent of the stockholders therefor, which resolutions setting forth the proposed amendment are substantially as follows:

RESOLVED, that Section 4.3(b)(i) of Article IV of the Amended and Restated Certificate of Incorporation of the corporation is amended and restated to read in its entirety as follows:

“Shares of Class B Common Stock shall be convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) at any time and from time to time at the election of the holder thereof or automatically concurrently with or immediately following the closing of the Business Combination.”

4.	That thereafter, said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL by written consent of stockholders holding the requisite number of shares required by statute given in accordance with and pursuant to Section 228 of the DGCL.

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment to be signed this day of December 28, 2023.

/s/ Phyllis Newhouse
Phyllis Newhouse
Chief Executive Officer and Director